As filed with the Securities and Exchange Commission on February 13, 2018

Registration No. 333–117953

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ESCO TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Missouri	43-1554045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9900A Clayton Road

St. Louis, Missouri 63124

(Address of principal executive offices, including zip code)

ESCO TECHNOLOGIES INC.
2004 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Alyson S. Barclay, Esq.

Senior Vice President, Secretary and General Counsel

9900A Clayton Road

St. Louis, Missouri 63124

(314) 213-7200

(Name, address and telephone number, including area code, of agent for services)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

EXPLANATORY NOTE

ESCO Technologies Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to Registration Statement No. 333-117953 filed with the Securities and Exchange Commission on August 5, 2004.

The securities originally registered consisted of 1,000,000 shares of the Registrant’s Common Stock, par value $0.01 per share, to be offered under the Registrant’s 2004 Incentive Compensation Plan (the “Plan”), together with ancillary Preferred Stock Purchase Rights. Pursuant to anti-dilution provisions in the Plan, the registered number of shares of Common Stock was adjusted to 2,000,000 as a result of the Company's 2:1 stock split effected in the form of a 100% stock dividend paid on September 23, 2005. All Preferred Stock Purchase Rights associated with the Common Stock expired in 2010.

The Plan and all awards granted thereunder have terminated. Accordingly, the Registrant hereby deregisters the registered securities remaining unsold at the termination of the Plan and the awards thereunder, consisting of 1,828,442 shares of the Registrant’s Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ladue, State of Missouri, on February 7, 2018.

ESCO TECHNOLOGIES INC.

By:	/s/Alyson S. Barclay
Alyson S. Barclay
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Gary E. Muenster, Alyson S. Barclay and Jeffrey D. Fisher, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with The Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Victor L. Richey, Jr.	Chairman, Chief Executive Officer and President and Director	February 7, 2018
Victor L. Richey, Jr.	(Principal Executive Officer)

/s/Gary E. Muenster	Executive Vice President and Chief Financial Officer and Director	February 7, 2018
Gary E. Muenster	(Principal Financial Officer)

/s/Patrick M. Dewar	Director	February 8, 2018
Patrick M. Dewar

/s/Vinod M. Khilnani	Director	February 12, 2018
Vinod M. Khilnani

/s/Leon J. Olivier	Director	February 13, 2018
Leon J. Olivier

/s/Robert J. Phillippy	Director	February 8, 2018
Robert J. Phillippy

/s/Larry W. Solley	Director	February 9, 2018
Larry W. Solley

/s/James M. Stolze	Director	February 8, 2018
James M. Stolze